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                                                                    EXHIBIT 23.3

The Board of Directors
HomeSide, Inc.:


     The audits of the consolidated financial statements of BancPLUS Financial Corporation and subsidiary referred to in our report dated March 17, 1995, included the related financial statement schedule as of December 31, 1993 and 1994, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change to the asset and liability method of accounting for income taxes.


                                          KPMG Peat Marwick LLP

San Antonio, Texas

August 16, 1996